Weyco Reports Fourth Quarter And Full Year 2012 Results

MILWAUKEE, Feb. 28, 2013 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2012.

FOURTH QUARTER

Net sales for the fourth quarter were $78.4 million, an increase of 5% from 2011 sales of $74.8 million. Operating earnings for the fourth quarter of 2012 increased 39% to $12.5 million, from $8.9 million in 2011. Net earnings attributable to the Company were $7.7 million, compared to $5.5 million in 2011. Diluted earnings per share increased to $0.71 per share in 2012, from $0.50 per share in the fourth quarter of 2011. Earnings for the quarter included $1.8 million ($1.1 million after tax, or $0.10 per diluted share) of income resulting from a reduction in the liability for future payments to be made as a result of the 2011 acquisition of The Combs Company ("Bogs").

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $56.6 million for the fourth quarter of 2012, compared with $55.0 million in 2011. Wholesale product sales were $55.4 million in the fourth quarter of 2012, up from $53.8 million in 2011. Wholesale net sales of the Company's Stacy Adams and Florsheim brands were each up 9% for the quarter, while Nunn Bush sales remained flat. Wholesale net sales of the Company's BOGS and Rafters brands collectively decreased 7% for the quarter. The decrease in the BOGS and Rafters business was primarily due to lower fourth quarter 2012 sales of the BOGS brand in the U.S. due to the mild winter. The decrease in BOGS U.S. business was partially offset by $2.5 million of BOGS net sales in Canada in the fourth quarter 2012, following the Company's June 1, 2012 takeover of the Canadian distribution of the BOGS and Rafters brands from a third party licensee. Licensing revenues were $1.2 million in the fourth quarter of 2012 and 2011. Operating earnings for the wholesale segment were $9.1 million in the fourth quarter of 2012 compared to $6.0 million in 2011.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores in the U.S. and its Internet business, were $7.6 million in the fourth quarter of 2012, compared with $7.5 million in 2011, an increase of 1%. Same store sales were up 8% for the quarter. There were seven fewer domestic retail stores as of December 31, 2012 compared to 2011. Operating earnings for the segment were $1.3 million in the fourth quarter of 2012 compared to $1.2 million in 2011.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $14.1 million in the fourth quarter of 2012, compared to $12.3 million in 2011. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales were up 15% or $1.7 million. Collectively, the operating earnings of the Company's other businesses were $2.1 million in the fourth quarter of 2012 compared to $1.7 million in the same period last year.

FULL YEAR 2012

Overall net sales in 2012 were $293.5 million, an increase of 8% from 2011 sales of $271.1 million. Operating earnings increased 28% to $29.8 million in 2012, from $23.2 million in 2011. Net earnings attributable to the Company were $19.0 million in 2012, compared to $15.3 million in 2011. Diluted earnings per share increased to $1.73 per share in 2012, from $1.37 per share in the prior year. Earnings for the year included $3.4 million ($2.1 million after tax, or $0.19 per share) of income resulting from a reduction in the liability for future payments to be made as a result of the 2011 acquisition of Bogs.

In the North American wholesale segment, net sales were $217.9 million in 2012 compared with $199.1 million in 2011. Wholesale product sales were $214.6 million in 2011, up 10% from $195.7 million in 2011. Net sales of the BOGS and Rafters brands were $36 million in 2012 compared to $28 million in 2011. The Company's 2012 results included Bogs operations for the full year, while 2011 only included Bogs operations from the March 2, 2011 acquisition date through December 31, 2011. In addition, Bogs had $6.9 million of sales in Canada in 2012, following the Company's June 1, 2012 takeover of the distribution of the BOGS and Rafters brands in Canada. Wholesale net sales of Stacy Adams, Nunn Bush and Florsheim were up 10%, 1%, and 8%, respectively, for the year. Licensing revenues were $3.3 million in 2012 compared to $3.4 million in 2011. The operating earnings of the wholesale segment were up $6.6 million, or 42%, for the year.

In the retail segment, net sales were $24.3 million, down 2% from $24.7 million in 2011. There were seven fewer stores at the end of 2012 compared to 2011. Same store sales were up 8%. The retail division's operating earnings were $1.7 million in 2012 compared to $1.6 million in 2011 due to an improvement in same store performance as well as the closing of underperforming stores during the year.

The Company's other businesses had net sales of $51.2 million in 2012 compared to $47.3 million in 2011. The majority of the increase was at Florsheim Australia, whose net sales increased $4.7 million, or 12%. Collectively, the operating earnings of the Company's other businesses were $5.9 million in 2012 compared to $6.0 million in 2011.

"We are pleased to announce that we had sales growth across all of our wholesale brands in North America and internationally during 2012," stated Tom Florsheim, Jr., Chairman and CEO of Weyco Group, Inc. "We feel that our brands are well-positioned in their respective markets for future growth."

Weyco Group will host a conference call on March 1, 2013 at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2012 financial results in more detail. To participate in the call please dial 888-713-4211 or 617-213-4864, referencing passcode 33795724, five minutes before the start of the call. A replay will be available for one week beginning about one hour after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 71041856. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

On December 31, 2012, the Company paid two quarterly cash dividends. The Company accelerated the timing of its first quarter 2013 dividend of $0.17 per share which was payable to all shareholders of record on December 3, 2012. The Company also accelerated the timing of its second quarter 2013 dividend of $0.17 per share which was payable to all shareholders of record on December 21, 2012. Both dividends were accelerated into the fourth quarter in anticipation of potential tax law changes effective January 1, 2013. The Company plans to resume its regular quarterly dividend payment schedule in July 2013.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2012 AND 2011 (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(In thousands, except per share amounts)

Net sales	$ 78,351	$ 74,803	$ 293,471	$ 271,100
Cost of sales	44,819	44,109	178,584	164,378
Gross earnings	33,532	30,694	114,887	106,722

Selling and administrative expenses	21,078	21,756	85,090	83,525
Earnings from operations	12,454	8,938	29,797	23,197

Interest income	436	501	1,840	2,220
Interest expense	(173)	(260)	(561)	(611)
Other income and (expense), net	(89)	170	(144)	216

Earnings before provision for income taxes	12,628	9,349	30,932	25,022

Provision for income taxes	4,288	3,247	10,533	8,581

Net earnings	8,340	6,102	20,399	16,441

Net earnings attributable to noncontrolling interest	663	569	1,442	1,190

Net earnings attributable to Weyco Group, Inc.	$ 7,677	$ 5,533	$ 18,957	$ 15,251

Weighted average shares outstanding
Basic	10,797	10,881	10,844	11,066
Diluted	10,878	11,016	10,950	11,159

Earnings per share
Basic	$ 0.71	$ 0.51	$ 1.75	$ 1.38
Diluted	$ 0.71	$ 0.50	$ 1.73	$ 1.37

Cash dividends declared (per share)	$ 0.34	$ 0.16	$ 0.84	$ 0.64

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2012	2011
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 17,288	$ 10,329
Marketable securities, at amortized cost	8,004	4,745
Accounts receivable, net	49,048	43,636
Accrued income tax receivable	1,136	816
Inventories	65,366	62,689
Deferred income tax benefits	649	395
Prepaid expenses and other current assets	4,953	5,613
Total current assets	146,444	128,223

Marketable securities, at amortized cost	36,216	46,839
Deferred income tax benefits	792	3,428
Property, plant and equipment, net	37,218	31,077
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	18,791	18,081
Total assets	$ 285,321	$ 273,508

LIABILITIES AND EQUITY:
Short-term borrowings	$ 45,000	$ 37,000
Accounts payable	11,133	12,936
Dividend payable	-	1,742
Accrued liabilities	13,888	13,217
Total current liabilities	70,021	64,895

Long-term pension liability	27,530	26,344
Other long-term liabilities	6,381	10,879

Common stock	10,831	10,922
Capital in excess of par value	26,184	22,222
Reinvested earnings	149,664	146,266
Accumulated other comprehensive loss	(12,514)	(13,419)
Total Weyco Group, Inc. equity	174,165	165,991
Noncontrolling interest	7,224	5,399
Total equity	181,389	171,390
Total liabilities and equity	$ 285,321	$ 273,508

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2012	2011
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 20,399	$ 16,441
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	3,338	2,591
Amortization	305	253
Bad debt expense	175	316
Deferred income taxes	1,648	(343)
Net gains on remeasurement of contingent consideration	(3,522)	(206)
Net foreign currency transaction losses	138	197
Stock-based compensation	1,201	1,224
Pension contribution	-	(1,600)
Pension expense	3,407	2,836
Net gains on sale of marketable securities	-	(346)
Net losses (gains) on disposal of property, plant and equipment	63	(14)
Impairment of property, plant and equipment	93	165
Increase in cash surrender value of life insurance	(535)	(527)
Changes in operating assets and liabilities, net of effects from acquisitions -
Accounts receivable	(5,586)	(1,267)
Inventories	(2,676)	(3,667)
Prepaids and other assets	368	(752)
Accounts payable	(1,802)	2,141
Accrued liabilities and other	1,293	633
Accrued income taxes	(320)	(932)
Net cash provided by operating activities	17,987	17,143

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired	-	(27,023)
Purchase of marketable securities	(10)	(1,179)
Proceeds from maturities and sales of marketable securities	7,342	12,963
Proceeds from the sale of property, plant and equipment	-	14
Life insurance premiums paid	(155)	(155)
Purchase of property, plant and equipment	(9,540)	(8,189)
Net cash used for investing activities	(2,363)	(23,569)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(10,875)	(7,155)
Cash dividends paid to noncontrolling interest of subsidiary	(233)	-
Shares purchased and retired	(6,558)	(13,021)
Proceeds from stock options exercised	2,300	1,096
Payment of indemnification holdback	(2,000)	-
Repayment of debt assumed in acquisition	-	(3,814)
Net repayments of commercial paper	-	(5,000)
Proceeds from bank borrowings	33,000	73,000
Repayments of bank borrowings	(25,000)	(36,000)
Income tax benefits from stock-based compensation	655	496
Net cash (used for) provided by financing activities	(8,711)	9,602

Effect of exchange rate changes on cash and cash equivalents	46	3

Net increase in cash and cash equivalents	$ 6,959	$ 3,179

CASH AND CASH EQUIVALENTS at beginning of year	10,329	7,150

CASH AND CASH EQUIVALENTS at end of year	$ 17,288	$ 10,329

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 8,946	$ 7,989
Interest paid	$ 442	$ 457

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, +1-414-908-1880